PROMISSORY NOTE- CMC XXIV
Indigo-Energy, Inc.

$50,000 (Fifty Thousand Dollars)	Dated: 5-6-2009
Principal Amount	State of Nevada

Funding Date- On or before May 6, 2009
Due Date- May 6, 2014

FOR VALUE RECEIVED, Fifty Thousand Dollars ($50,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (Borrowers) hereby promises to pay to the order of Carr-Miller Capital (Maker) the sum of $50,000 (Fifty Thousand Dollars).  The purpose of this funding is working capital to meet operational needs.  Said sum shall be paid in the manner following:

This Promissory Note shall bear simple Interest at ten percent (10%) per annum from the Funding Date to the Due Date.

Commencing May 6, 2010, Borrower shall make 48 equal monthly interest installment payments equal to the total interest due on the note.

At the Due Date Borrower will repay the Note in the following manner:

Borrower will repay the Principal Amount along with outstanding Interest due within 10 days of the Due Date via check to the Makers address.  Borrower may pre-pay this note at any time without penalty by payment of Principal Amount and pro-rata interest.

Additionally, the Maker shall receive ten (10) shares of Borrower’s common stock for each dollar amount of the Principal Amount within thirty (30) days of the receipt of funds.  This stock shall be issued as Rule 144 restricted common stock of the company.

Borrower may pre-pay this note at any time without penalty by payment of Principal Amount and pro-rata interest.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:

1

1-	Breach of any condition of any of the security interest.
2-	Upon the insolvency, dissolution, or liquidation of the Borrowers.

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment.  All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note.  No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion.  This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

Stanley L. Teeple, CFO	Date
Indigo-Energy, Inc.

Accepted by Maker:

Carr-Miller Capital	Date	TIN